Project Nutrition

Presentation to

The Special Committee of the Board of Directors

The Board of Directors

April 10, 2002

BARRINGTON ASSOCIATES

INVESTMENT BANKERS

Table of Contents

OVERVIEW

Observations of Fairness Opinion Process

Barrington Associates ("Barrington") has prepared a fairness opinion with respect to the sale of Nutrition ("Nutrition" or the "Company") for cash through a merger transaction (the "Proposed Transaction"). The purpose of our fairness opinion is to opine as to the fairness of the Proposed Transaction, from a financial point of view, to Nutrition's public shareholders (without giving effect to any other benefits that may inure to any particular shareholder as a result of the Proposed Transaction other than in its capacity as shareholder).

Our analysis assumes the accuracy and completeness of the information provided to us by management and the information obtained from public sources.

The financial projections in our analysis were derived from forecasts provided by Nutrition's management.

A fairness opinion is not necessarily susceptible to partial analysis or summary description; a conclusion as to the fairness of the proposal should not be derived from any single analysis.

Due Diligence Performed by Barrington Associates

In the course of performing its due diligence in connection with rendering this fairness opinion, Barrington Associates has, among other things, undertaken the following steps with respect to Nutrition:

- Reviewed certain documents provided to us with respect to the Proposed Transaction including the Merger Agreement dated April 10, 2002
- Reviewed certain information, including historical and forecast financial data, operational and business information relating to the earnings, cash flow, assets, capital structure and prospects of the Company
- Reviewed the Company's historical Annual Reports on Form 10-K and related financial information
- Conducted discussions of past and current business operations and future prospects of the Company with senior management of the Company, and reviewed financial projections prepared by the management of the Company

Due Diligence Performed by Barrington Associates (cont.)

- Reviewed, to the extent publicly available, financial terms of certain acquisition transactions involving companies operating in industries in which we deem to be similar to that in which the Company operates
- Reviewed, to the extent publicly available, certain valuation and other financial information on selected public companies deemed comparable to the Company
- Reviewed certain premiums paid in sale transactions deemed to be similar to the Proposed Transaction
- Reviewed the historical market prices and trading activity, to the extent publicly available, of the Company's Class A and Class B common stock
- Performed, based on projected financial and planning data provided to us by the Company's senior management, a discounted cash flow analysis and leveraged buyout analysis with respect to the Company
- Prepared such financial analyses and reviewed such other considerations as we deemed appropriate in order to render this Opinion

Sale Process

In our evaluation of various proposals throughout the process, Barrington considered, among other factors, the following criteria:

- Valuation
- Certainty of financing
- Proposed timing
- Proposal terms and qualifications
- Knowledge of Nutrition's business and experience in the multi-level marketing industry
- Level of due diligence performed by sponsor and financing sources
- Level of involvement of senior partners of each prospective bidder
- Collective transaction history of each firm and principals within each firm

Sale Process

- Thorough marketing process
- 29 potential investors / acquirors were contacted in connection with the process (including those companies contacting the Company, its majority shareholder, the Mark Hughes Family Trust (the "Trust" or "MHFT") or Barrington directly)
- A limited number of strategic acquirors were contacted due to (i) a lack of obvious operating synergies with Nutrition and (ii) the potentially negative impact such discussions would have on the Company's distributor network

Strong Response from Potential Investors / Acquirors

Stage of Process	Number of Groups
Buyers Approached	29
Attended Management Presentation	12
% of Buyers Approached	41%
Initial Bids Received	6
Buyers Invited to Make a Second Bid	4
Buyers Invited to Make Presentation to Special Committee	2

Sale Process

Receipt of proposals from Interested Parties

- **February 8:** Received six indications of interest clustered in the $14.00 - $15.00 per share range
- **February 28:** Received four Indications received in the second round of bidding ranging from $14.10 to $16.00 per share. Special Committee narrowed group down to two parties
- **March 1 - March 6:** The two parties selected to make presentations to the Special Committee submitted proposals in the $15.00 to $16.00 range, one of whom was Whitney & Co., LLC ("Whitney"). After meeting with the Special Committee, both Whitney and the other party submitted bids at $16.50 per share
- **March 4:** A third group that was invited to second round of bidding, but not invited to make a presentation to the Special Committee submitted an unsolicited revised bid at $16.20 per share

Sale Process

Exclusivity Period

- **March 6:** The Company entered into an exclusivity agreement extending through April 8 with Whitney with the intent to ultimately enter into a definitive merger agreement
- **March 21:** The party with whom the Special Committee met in the final round but did not grant exclusivity, submitted an unsolicited proposal raising its offer price to $18.50 per share; on April 8, this party submitted a subsequent unsolicited proposal with an offer price of $19.50 per share
- **April 8:** Based on preliminary updated financial information provided by management, prior to the end of the exclusivity period, the Special Committee proposed to Whitney that it raise its offer price to $20.00 per share. Whitney requested, and was granted, a 24 hour extension of the exclusivity period to consider the increased purchase price
- **April 9:** Whitney submitted a revised offer at $19.00 per share to the Special Committee. After further negotiation, the parties agreed to a price of $19.50 per share
- **April 10:** The Company and WH Holdings (Cayman Islands) Ltd., an affiliate of Whitney, agreed to enter into a definitive merger agreement at a purchase price of $19.50 per share

Summary of Proposed Transaction

Calculation of Enterprise Value			
Payment to Equity Holders	**# Shares**	**$ / Share**	**Totals**
Nutrition A Shares Outstanding	11.42	$19.50	$222.7
Nutrition B Shares Outstanding	21.08	$19.50	$411.0
Payment to Option Holders	**# Options**	**Avg Strike**	
Net Value to Option Holders	3.74	$7.51	$44.8
Total Equity Value			**$678.5**
Plus: Assumed Debt			$11.9
Plus: Estimated Change of Control Payments			$12.6
Less: Pro-Forma Excess Cash[1]			($125.0)
Enterprise Value[2]			**$578.0**

[1] Based on estimated cash balance of $225 million at June 30, 2002, less $100 million minimum operating cash to be retained by the company, estimated by management to be needed to adequately capitalize and operate the Company.

[2] Does not include buyer or seller transaction expenses.

Valuation Metrics	Value	Multiple
Enterprise Value / FY 2001 Net Sales	$1,020.1	0.5x
Enterprise Value / Estimated Net Sales for LTM ending 3/31/02	$1,040.4	0.5x
Enterprise Value / Pro-Forma FY 2001 EBITDA[1]	$96.2	6.0x
Enterprise Value / Estimated Pro-Forma EBITDA[1] for LTM ending 3/31/02	$114.0	5.1x
Enterprise Value / Projected 2002 EBITDA	$121.0	4.8x
Price Per Share / Pro-Forma FY 2001 Earnings Per Share	$1.54	12.7x
Equity Value / Pro-Forma Earnings Per Share for LTM Ending 3/31/02	$1.92	10.2x

[1] Proforma EBITDA before $9.4 million non-recurring severance expenses in 2001.

Proposed Transaction Terms

Purchase Price	• All cash purchase price of $19.50 per share[1]
Transaction Structure	• Acquisition Co. will merge into the Company, and the Company will then be the surviving corporation and become a wholly owned subsidiary of Parent.
Key Closing Conditions	• Hart-Scott Rodino clearance • Approval of the majority of the outstanding Class A common stock of the Company • Company has not suffered a Material Adverse Effect[2]
Termination Fee	• Expense reimbursement up to $10 million • Termination fee of $27 million (4.0% of merger consideration) less any reimbursed expenses
Termination Provisions	• Conditions where either party may terminate the Proposed Transaction include (i) if mutually agreed, (ii) inability to obtain government approvals, or (iii) the transaction is not consummated by August 31, 2002 (subject to extension provisions) • Conditions where Parent may terminate the Proposed Transaction include (i) uncured material breach of covenants by Nutrition, (ii) if the Board of Directors withdraws its support for the Proposed Transaction, (iii) in the event of Nutrition suffering a Material Adverse Effect, or (iv) if requisite stockholder approval is not received • Conditions where Nutrition may terminate the Proposed Transaction include (i) if the Board of Directors accepts an unsolicited Superior Proposal or (ii) a material covenant breach by Parent.
Other Key Terms	• Customary indemnifications, including maintenance of Nutrition's D&O policy • Customary representations and warranties up to the closing date • No solicitation provision

[1] Shareholders of both Class A common stock and Class B common stock will receive equal consideration in accordance with the Company's Articles of Incorporation.

[2] The term "Company Material Adverse Effect" shall mean any change or effect that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, operations, results of operations, prospects as identified in the Company's 2002 budget previously delivered to Parent or financial condition of the Company and its subsidiaries, taken as a whole other than any changes or effects arising out of (i) general economic conditions, (i) the financial markets and (iii) the entering into or the public disclosure of the Proposed Transaction.

Proposed Transaction Sources and Uses

Sources of Funds		%
Senior Term Debt	$165.0	22%
Senior Subordinated Notes	$238.0	32%
Equity from Financial Sponsors	$175.0	24%
Cash from Nutrition	$165.0	22%
Total Sources of Funds	**$743.0**	**100%**

Uses of Funds		
Purchase of 11,418,098 Class A Common Shares	$222.7	30%
Purchase of 21,075,263 Class B Common Shares	$411.0	55%
Net Cash to Option Holders	$44.8	6%
-Assumes 740,557 Class A options with an average exercise price of $7.86		
-Assumes 2,998,311 Class B options with an average exercise price of $7.42		
Refinance Existing Debt	$11.9	2%
Change of Control Payments	$12.6	2%
Estimated Fees and Expenses	$40.0	5%
Total Uses of Funds	**$743.0**	**100%**

Valuation Considerations

Prior Offer for the Company

- In July 2001, Nutrition received an offer to purchase all of the Class A and Class B common stock of the Company for $11.00 per share from a qualified Private Equity Fund (the "Fund") through a strategic portfolio company
- In August 2001, the Company entered into an exclusivity arrangement with the Fund with the intent to ultimately enter into a definitive merger agreement
- During the exclusivity period, the financial performance of the Company significantly exceeded earlier projections
- In November 2001, the Fund raised its offer to $12.00 per share
- After the exclusivity period with the Fund expired on November 16, 2002 without a signed merger agreement, the Company turned down the Fund's offer and terminated negotiations
- The Fund subsequently participated in the current process, ultimately submitting a proposal for either (i) an all cash transaction at $14.50 per share or (ii) a combined cash / stock transaction at $15.50 per share

Market Comparable Approach

- Lack of comparable public companies
- Lack of recent comparable transactions

Valuation Considerations

Leveraged Buyout Approach

- Limited bank financing available to finance a leveraged buyout
- Structural constraints due to limited deductibility of interest expense

Discounted Cash Flow Approach

- Variability in historical operating results
- Limited tenure of CEO and CFO and the lack of certainty of five-year forecast
- Inability of prior management to accurately forecast operating results historically
- The Company exceeded its FY 2001 projection

Public Stock Price

- Lack of significant trading volume
- Lack of Wall Street coverage
- Low float due to holdings of Trust and institutional shareholders
- Market price reflects a discount due to multi-level marketing business model
- The Trust has fiduciary obligation to diversify, creating an overhang on stock price

Comprehensive Sale Process

- Provides convincing indication of fair market value based on multiple offers

Risk Factors

In addition to the risk factors described in the Company's public filings, we considered the following:

Trends in Key Markets

- Three-year revenue decline in Japan, the Company's most profitable market
- Volatile sales trends in Korea, currently demonstrating an upward trend
- Until recently, a flat revenue trend in USA, Italy, Taiwan, Hong Kong

Required Investment in Information Technology Systems

- Significant investment in information technology needed to support current revenue as well as projected revenue growth

Tax structure limits ability to deduct interest expense

- Company pays minimal federal taxes in the United States, limiting the tax deductibility of interest payments in a leveraged scenario. This situation creates a structural limitation relating to potential investor returns in a leveraged buyout analysis

Litigation

- Presence of recent suit seeking class action status against senior distributors and Nutrition
- Potential litigation exposure relating to products containing ephedra and other herbs being challenged in certain jurisdictions

Risk Factors

Management Transition

- Limited tenure of new Chief Executive Officer and Chief Financial Officer
- New management structure

Limited Visibility to Support Projections

- Long-term revenue trends historically difficult to predict
- Growth assumptions in Management's projections include several new mandates whose feasibility and impact on revenue and profits are difficult to estimate
- Prior revenue growth resulted largely from penetrating new geographic markets, a strategy no longer part of the Company's operating plan
- Lack of information technology infrastructure to support and track the progress of new distributor retention and market penetration initiatives
- Uncertainty surrounding new branding strategy and transition to "Wellness" company
- Potential sales impact of product rationalization and replacement of ephedra-containing products

Distributor Practices

- Challenges surrounding lead generation systems employed by Nutrition's distributor base have grown increasingly prevalent in recent months as the legality of certain of such systems has been challenged, and product returns from distributors recruited by such systems have grown significantly

OVERVIEW

Purchase Price vs. Class A Common Stock



$22.00
$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
Proposed Purchase Price of $19.50 per share
$15.15
$14.19
$14.67
$14.43
$13.73
$11.40
$15.90
$6.93
Current as of 4/9/02 28.7%
20-Trading Days Prior 37.4%
20-Trading Day Avg 32.9%
60-Trading Day Avg. 35.2%
120-Trading Day Avg. 42.0%
LTM - Average 71.1%
LTM - Intraday High 22.6%
LTM - Intraday Low 181.4%

Source: Yahoo! Finance

OVERVIEW

Purchase Price vs. Class B Common Stock



$22.00
$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
Proposed Purchase Price of $19.50 per share
$14.24
$13.00
$13.62
$13.39
$12.81
$10.71
$14.30
$6.68
Current as of 4/9/02 36.9%
20-Trading Days Prior 50.0%
20-Trading Day Avg. 43.1%
60-Trading Day Avg. 45.6%
120-Trading Day Avg. 52.2%
LTM - Average 82.0%
LTM - Intraday High 36.4%
LTM - Intraday Low 191.9%

Source: Yahoo! Finance

OVERVIEW

*Purchase Price vs. Weighted Average Price**



$22.00
$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
Proposed Purchase Price of $19.50 per share
$14.56
$13.42
$13.99
$13.76
$13.14
$11.02
$14.72
$6.80
Current as of 4/9/02 33.9%
20-Trading Days Prior 45.3%
20-Trading Day Avg. 39.4%
60-Trading Day Avg. 41.8%
120-Trading Day Avg. 48.4%
LTM - Average 76.9%
LTM - Intraday High 32.4%
LTM - Intraday Low 186.6%

* **Hypothetical share prices calculated using the weighted average number of outstanding Class A and Class B common stock as of 3/31/02.**

Source: Yahoo! Finance

Stock Price History

Nutrition Class A Common Stock 5-Year Price / Volume Chart
(as of April 9, 2002)


25
20
15
10
5
Jan98
Jan99
Jan00
Jan01
Jan02
1.0
0.5
0.0
Millions

Source: Yahoo! Finance

Stock Price History

During the 12-month period from 4/10/01 to 4/9/02, Nutrition's Class A common stock closed at prices ranging from $6.65 to $15.26, with 80% of trading volume occurring on days when the stock closed between $9.00 and $14.00 per share.


Nutrition Class A Common Stock Volume Traded by Price
(12 Months as of April 9, 2002)
30%
25%
20%
15%
10%
5%
0%
9.7%
7.7%
12.2%
18.8%
7.2%
2.5%
22.0%
18.0%
2.0%
6.65 - 8.00
8.01 - 9.00
9.01 - 10.00
10.01 - 11.00
11.01 - 12.00
12.01 - 13.00
13.01 - 14.00
14.01 - 15.00
15.01 - 15.26
Share Price in $'s

Source: Yahoo! Finance

During the 12-month period from 4/10/01 to 4/9/02, 100% of Nutrition's Class A common stock traded below the Purchase Price.

Nutrition Class A Common Stock Cumulative Volume Traded by Price
(12 Months as of April 9, 2002)


100%
80%
60%
40%
20%
0%
9.7%
17.4%
29.0%
48.4%
55.5%
58.0%
80.0%
98.0%
100.0%
Below 8.00
Below 9.00
Below 10.00
Below 11.00
Below 12.00
Below 13.00
Below 14.00
Below 15.00
Below 15.26

Source: Yahoo! Finance

Share Price in $'s

Stock Price History

Nutrition Class B Common Stock 5-Year Price Volume Chart
(as of April 9, 2002)


25
20
15
10
5
Jan98
Jan99
Jan00
Jan01
Jan02
1.5
1.0
0.5
0.0
Millions

Source: Yahoo! Finance

OVERVIEW

Stock Price History

During the 12-month period from 4/10/01 to 4/9/02, Nutrition's class B common stock closed at prices ranging from $6.44 to $14.13, with over 96% of all trading volume occurring on days when the stock closed between $6.44 and $14.00.



Nutrition Class B Common Stock Volume Traded by Price
(12 Months as of April 9, 2002)
35%
30%
25%
20%
15%
10%
5%
0%
30.1%
8.5%
15.9%
13.7%
0.7%
17.0%
13.6%
0.4%
6.44 - 8.00
8.01 - 9.00
9.01 - 10.00
10.01 - 11.00
11.01 - 12.00
12.01 - 13.00
13.01 - 14.00
14.01 - 14.13
Share Price in $'s

Source: Yahoo! Finance

Stock Price History

During the 12-month period from 4/10/01 to 4/9/02, 100% of Nutrition's Class B common stock traded below the Purchase Price.

Nutrition Class B Common Stock Cumulative Volume Traded by Price
(12 Months as of April 9, 2002)



100%
80%
60%
40%
20%
0%
22.1%
30.7%
46.7%
60.6%
61.3%
75.7%
96.8%
100.0%
Below 8.00
Below 9.00
Below 10.00
Below 11.00
Below 12.00
Below 13.00
Below 14.00
Below 14.25
Share Price in $'s

Source: Yahoo! Finance

Valuation Techniques

In order to provide its opinion as to whether or not the Proposed Transaction is fair to shareholders from a financial point of view, Barrington employed several valuation techniques as follows:

- **Takeover Premium Analysis** – Barrington reviewed the takeover premiums paid in 77 strategic and financial transactions since March 2000. Barrington found that the range of premiums varied widely, ranging from a purchase price 52.3% below the one-day prior trading price to a premium of 146.5% over the one-day prior trading price. Such variation results from differences in the transaction process, strategic considerations, qualitative and quantitative differences among the target companies. The $19.50 per share price offered in the Proposed Transaction falls within the range of fair values calculated in this analysis.

- **Comparable Public Company Analysis** – Numerous factors such as differences in size, growth profile, profitability and analyst coverage tend to make the comparable public company analysis limited in its reliability as a method to determine fairness. Regardless, Barrington analyzed the relevant valuation metrics of four publicly traded network marketing companies and four publicly traded nutritional companies to assess the implied fair valuation of Nutrition. Because no single company itself is directly comparable to Nutrition, Barrington used a blended average of the valuation metrics. The comparable company universe trades at average EBITDA and Revenue multiples of 4.5-5.5x and 0.45 – 0.55x, respectively. Based on this analysis, the implied per-share valuation for Nutrition ranges from $17.47 to $19.80 per share.

Valuation Techniques

- **Comparable Transaction Analysis** – Similar to the Takeover Premium, transaction multiples vary widely due to strategic considerations, and qualitative and quantitative differences in the target companies. To minimize these differences relative to Nutrition, Barrington selected eleven precedent transaction where the target companies participated in the network marketing or nutraceutical industries. The selected transactions included both strategic combinations as well as going-private transactions. An analysis of such transactions shows a valuation range of 4.5 – 5.5x EBITDA and 0.45 - 0.55x Revenue, placing the implied equity valuation range for Nutrition from $17.09 to $20.10 per share.

- **Leveraged Buyout Analysis ("LBO")** – Barrington utilized a set of assumptions to model the internal rates of return over a range of purchase prices and exit multiples. Barrington assumed required five-year internal rates return of 25.0% to 35.0% for an equity investor. Our assumptions were based on, among other factors, our knowledge of the current financing markets and required returns of various equity and subordinated debt investors. Under this analysis, the proposed purchase price is above the $17.77 to $18.70 range of values implied by the LBO Analysis.

- **Discounted Cash Flow Analysis ("DCF")** – Barrington calculated free cash flows over a five-year period based on the projections provided by management, and discounted them at a discount rate ranging from 13.0% to 15.0%. The discount rate represents the blended debt and equity return required for an investment in Nutrition. Using terminal exit multiple assumptions of 4.5x to 5.5x, the implied equity valuation derived in this analysis ranged from $18.18 to $20.13 per share.

Summary Range of Values


$22.00
$20.00
$18.00
$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$20.13
$18.18
$18.70
$17.77
$19.80
$17.47
$20.10
$17.09
$21.54
$16.27
$14.72
$6.80
DCF Analysis
LBO Analysis
Public Comparable Company Analysis
Comparable Transaction Analysis
Takeover Premiums Analysis
52-Week Trading Range

Based upon the above analyses, it is our opinion that the Proposed Transaction at $19.50 per share is fair to the Company's stockholders from a financial point of view.

TAKEOVER PREMIUMS ANALYSIS

Overview of Valuation Technique

- The Takeover premiums analysis involves the comparison of the premium in the Proposed Transaction over the market trading price to premiums paid in other transactions.
- Barrington reviewed the premiums paid in transactions[1] valued between $500 million and $1 billion since March 2000, where 100% of the target company was acquired.
- Barrington calculated the mean of the premiums paid in the 77 transactions that met the above criteria. We assumed a reasonable market range of takeover premiums paid equaled the mean plus or minus one-half a standard deviation.
- Barrington derived an implied minimum per share market values for Nutrition equal to the most recent trading price multiplied by the low end of the market range of premiums, and derived a maximum per share market value for Nutrition equal to the most recent trading price times the high end of the market range of premiums.

[1]as reported by Mergerstat®

Takeover Premium Analysis - Valuation Summary

- Barrington calculated a market range of premiums to stock prices one day prior to announcement of a transaction of 9.9% to 43.6%, corresponding to an equity valuation range of $16.00 to $20.91 based on 14.56[1] price for Nutrition as of April 9, 2002
- Barrington calculated a market range of premiums to stock prices 5 days prior to announcement of a transaction of 14.1% to 49.7%, corresponding to an equity valuation range of $16.45 to $21.59 for Nutrition based on 14.42[1] price for Nutrition as of April 2, 2002
- Barrington calculated a market range of premiums to stock prices 30 days prior to announcement of a transaction of 21.8% to 64.5%, corresponding to an equity valuation range of $16.38 to $22.12 for Nutrition based on 13.45[1] price for Nutrition as of March 11, 2002
- The overall derived equity valuation range was $16.27 to $21.54 per share

Valuation Summary

Nutrition Stock Price	Weighted Average Share Price[1,2]	Market Range of Premiums			Derived Equity Valuation Range		
1 Trading Day	$14.56	9.9%	-	43.6%	$16.00	-	$20.91
5 Trading Days	$14.42	14.1%	-	49.7%	16.45	-	21.59
30 Trading Days	$13.45	21.8%	-	64.5%	16.38	-	22.12
Implied Valuation Range					**$16.27**	-	**$21.54**

[1] Average of Class A Common Stock price and Class B Common Stock price, weighted by by number of shares outstanding at March 31, 2002

[2] Assumes announcement on April 10, 2002

PUBLIC COMPARABLE COMPANY ANALYSIS

Overview of Valuation Technique

- The comparable company analysis provides a range of value, at a given point in time, based on a relative comparison of the market's valuation (as reflected in stock prices) of publicly traded companies deemed similar to the subject company.
- Because no public company is exactly similar to the subject company, Barrington selected a group of public companies that either utilize a business model, or sell products similar to Nutrition. Barrington chose this methodology under the assumption that companies in different industries with similar expected growth in earnings and a similar risk profile, may exhibit valuation characteristics that help establish points of reference to form an opinion of the value of Nutrition.
- Barrington examined two broad classes of companies that it deemed comparable to Nutrition: (i) network marketing and (ii) nutraceutical companies. Barrington selected four companies from each group based upon, but not limited to, the following criteria: size, growth, profitability and type of business.
- Our qualitative and quantitative assessment of the subject company and the comparable companies includes historical financial performance, expected future performance and other investment considerations such as size and specific business risks.

Comparable Company Analysis - Valuation Summary

- The consideration in the Proposed Transaction falls within the range of average implied market values derived from multiples of LTM revenue, LTM EBITDA, and LTM EPS with respect to the Comparable Companies.
- An analysis of publicly-traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the Comparable Companies, Risk Factors, level of analyst coverage and other factors that could affect the public trading of the Comparable Companies.

Valuation Summary

Parameter	Financial Data	Market Multiples[1]	Enterprise Valuation Range	Equity Value Adjustments: *Less:* Debt	Equity Value Adjustments: *Less:* Control Payments	Equity Value Adjustments: *Plus:* Excess Cash	Derived Equity Valuation Range
LTM Adjusted EBITDA as of 3/31/02	$114.0	4.5 x - 5.5 x	$513 - $627	$11.9	$12.6	$125.0	$17.71 - $20.85
LTM Net Sales as of 3/31/02	$1,040.4	0.45 x - 0.55 x	$468 - $572	$11.9	$12.6	$125.0	$16.47 - $19.34
LTM Adjusted EPS as of 3/31/02	$1.92	9.5 x - 10.0 x					$18.24 - $19.20
Implied Valuation Range							$17.47 - $19.80

[1] Multiples selected based on a review of trading multiples of comparable companies and various other factors including growth and profitability characteristics of the companies, analyst coverage and liquidity of each company's stock.

PUBLIC COMPARABLE COMPANY ANALYSIS

Trading Summary ($ in 000s; except per share data)

Company	Enterprise Value					Last Twelve Months			
	Share Price (4/08/02)	Market Cap	Total Debt[1]	Cash	Enterprise Value	LTM Date	Revenue	EBITDA	Net Income[2]
Network Marketing Companies									
Market America, Inc.[4]	$7.80	$151,476	$1,000	$77,452	$75,952	31-Jan-02	$152,188	$30,630	$21,652
Nu Skin Enterprises, Inc.	10.70	881,787	73,716	75,923	879,582	31-Dec-01	885,621	103,907	50,313
Nature's Sunshine Products, Inc.	10.19	165,629	0	42,766	122,863	31-Dec-01	318,722	30,726	16,629
USANA Health Sciences, Inc.[4]	1.25	12,230	12,098	2,465	12,230	31-Dec-01	114,280	8,316	2,159
					Average of Network Marketing Co.'s		$438,641	$47,848	$23,057
Nutraceutical Companies									
Natrol, Inc.	$1.60	$20,453	$8,361	$5,486	$23,328	31-Dec-01	$76,161	$4,667	-$8,340
Nutraceutical International Corporation	6.71	74,414	23,500	1,000	96,916	31-Dec-01	102,716	21,526	6,175
NBTY, Inc.	17.57	1,182,426	263,362	39,610	1,406,178	31-Dec-01	865,159	151,385	52,460
Weider Nutrition International, Inc.	1.75	45,930	55,727	2,070	49,930	29-Feb-02	336,735	22,630	-3,024
					Average of Nutraceutical Co.'s		$431,263	$85,147	$19,187

Company	Enterprise Value / Last Twelve Months			Enterprise Value / Total Assets	Equity Value / Tangible Book Value	Price / Earnings[2] Ratio		Margins	
	Revenue	EBIT	EBITDA			LTM	Next FY	EBITDA	Net Income[2]
Network Marketing Companies									
Market America, Inc.[4]	0.5	2.6	2.5	0.7	0.8	3.5	na	20.1%	14.2%
Nu Skin Enterprises, Inc.	1.0	12.3	8.5	1.5	2.3	17.9	18.4	11.7%	5.7%
Nature's Sunshine Products, Inc.	0.4	5.1	4.0	0.5	1.4	7.4	7.1	9.6%	5.2%
USANA Health Sciences, Inc.[4]	0.2	5.2	2.6	0.6	1.5	9.9	11.3	7.3%	1.9%
Average of Network Marketing Co.'s	**0.6**	**8.5**	**4.4**	**0.9**	**1.5**	**8.7**	**12.3**	**12.2%**	**6.8%**
Nutraceutical Companies									
Natrol, Inc.	0.3	23.7	5.0	0.4	0.8	NM	na	6.1%	NM
Nutraceutical International Corporation	0.9	6.2	4.5	1.5	3.0	9.1	na	21.0%	6.0%
NBTY, Inc.	1.6	13.3	9.3	2.0	11.4	25.8	30.1	17.2%	6.1%
Weider Nutrition International, Inc.	0.3	8.6	4.4	0.6	2.5	NM	na	6.7%	NM
Average of Nutraceutical Co.'s	**0.8**	**10.0**	**6.8**	**1.1**	**4.4**	**NM**	**NM**	**12.8%**	**NM**

[1] Includes preferred stock.
[2] Net income is adjusted to exclude nonrecurring items.
[3] Excludes minimum and maximum values.
[4] Valuation data may reflect investors' response to proposed take-private transactions currently being consummated.
na = Not Available; NM = Not Meaningful; NA = Not Applicable

Comparable Transaction Analysis

Overview of Valuation Technique

- The comparable transaction analysis involves a review of the valuation reflected in merger, acquisition and asset purchase transactions involving companies that are in related industries compared to relevant parameters of the Company (the "Comparable Transactions").
- The comparable transaction analysis generally provides the widest range of value due to the varying importance of an acquisition to a buyer (i.e., a strategic buyer willing to pay more than a financial buyer) in addition to the potential differences in the transaction process (i.e., competitiveness among potential buyers) and the qualitative differences among the target companies.
- Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be "material" for the acquiror. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.
- Barrington selected 11 transactions that involved target companies in the network marketing or nutraceutical industries, the majority of which were going-private transactions.
- Based on the information disclosed in the each of the Comparable Transactions, Barrington calculated and compared multiples for each of the Comparable Transactions based on LTM revenue and LTM EBITDA.

Valuation Summary

- The consideration in the Proposed Transaction falls within the range of average implied market values derived from multiples of LTM revenue and LTM EBITDA of the Comparable Transactions
- An analysis of comparable transactions is not mathematical; rather it involves consideration and judgment concerning the complex differences in financial and operating characteristics of the comparable targets, and other qualitative factors that could affect the value of Comparable Transactions

Valuation Summary

Parameter	Financial Data	Transaction Multiples[1]	Enterprise Valuation Range	Equity Value Adjustments: Less: Debt	Equity Value Adjustments: Less: Control Payments	Equity Value Adjustments: Plus: Excess Cash	Derived Equity Valuation Range
LTM Net Sales	$1,040.4	0.45x - 0.55x	$468.2 - $572.2	$11.9	$12.6	$125.0	$16.47 - $19.34
LTM Adjusted EBITDA	$114.0	4.5x - 5.5x	$513.0 - $627.0	$11.9	$12.6	$125.0	$17.71 - $20.85
Implied Valuation Range							$17.09 - $20.10

[1] Multiples selected based on a review of comparable transactions and various other factors including Barrington Associates' market knowledge of merger and acquisition transactions in the network marketing and nutraceutical industries.

Comparable Transaction Analysis

Valuation Summary

Target Company / Acquiror	Date Announced	Date Closed	Enterprise Value	Last Twelve Months As of	Last Twelve Months Revenue	Last Twelve Months EBITDA	Enterprise Value / LTM Revenue	Enterprise Value / LTM EBITDA
USANA Health Sciences Inc. / Gull Holdings Ltd.	3/18/02	Pending	$40,751 [1]	12/28/01	$114,280	$8,316	0.4x	4.9x
Jenny Craig, Inc. / ACI Capital Co., Inc.	1/28/02	Pending	61,234	9/30/01	291,075	7,894	0.2x	7.8x
Market America, Inc. / Management	1/11/02	Pending	70,876	1/31/02	152,187	30,639	0.5x	2.6x
PDK Labs Inc. / PDK Acquisition Corp.	8/4/00	11/8/00	9,410	8/30/00	51,360	6,279	0.2x	1.5x
Beauticontrol, Inc. / Tupperware Corporation	9/19/00	10/18/00	53,810	8/31/00	62,500	(3,591)	0.9x	NM
Weight Watchers International, Inc. / Artal Luxemberg SA	8/04/99	9/29/99	759,000	10/03/99	405,000	105,600	1.9x	7.2x
Aloette Cosmetics, Inc. / ACI Acquisition Partner, Inc.	6/14/98	6/25/98	7,699	3/31/98	9,431	1,208	0.8x	6.4x
Jafra Cosmetics International, Inc. / Clayton Dubilier & Rice, Inc.	1/29/98	4/30/98	202,500	12/31/97	229,524	25,326	0.9x	8.0x
Jones Medical Industries, Inc. (Bronson Division) / Twinlab Corporation	3/17/98	4/30/98	55,000	12/31/97	32,105	6,867	1.7x	8.0x
Nu Skin International, Inc. / Nu Skin Asia Pacific, Inc.	2/27/98	3/27/98	213,915	12/31/97	300,920	49,478	0.7x	4.3x
Leiner Health Products Inc. / North Castle Partners	6/30/97	6/30/97	328,000	3/31/97	302,786	42,597	0.8x	7.7x
Mean			$177,046		$185,379	$25,509	0.8x	5.8x
Harmonic Mean							0.5x	4.4x
Median			$61,234		$152,187	$8,316	0.8x	6.8x
Min			$7,699		$9,431	-$3,591	0.2x	1.5x
Max			$759,000		$405,000	$105,600	1.9x	8.0x
Proposed Transaction	4/8/02		$577,959	3/31/02	$1,040,373	$114,000	0.6x	5.1x

[1] Comprised of $7.7 million in redeemed shares, plus $17 million in assumed liabilities, plus $12 million value of real estate and $8 million of total liabilities remaining with the Company as reported in Proxy Statement filed March 26, 2002.

DISCOUNTED CASH FLOW ANALYSIS

Overview of Valuation Technique

Barrington utilized the following processes to calculate a range of discounted cash flow valuations for Nutrition

1. **Analyze five-year financial forecast –** revenues, expenses, working capital requirements and capital expenditure needs have been prepared based on management's projections and reflects management's view of Nutrition's current prospects in each of its markets, its historical performance, and the outlook for the industry and the economy.
2. **Estimate free cash flows (FCF) –** free cash flows include cash available to invest in the business, service debt and distribute to shareholders.
3. **Estimate the terminal value –** Barrington calculated the terminal value assuming EBITDA exit multiples ranging from 4.5x to 5.5x.
4. **Determine the appropriate discount rate –** Barrington calculated the weighted average cost of capital ("WACC") using the capital asset pricing model at approximately 12.5%. Barrington adjusted the calculated WACC upward to reflect a risk premium for the Risk Factors identified during our due diligence. For the purpose of valuing Nutrition, Barrington used discount rates ranging from 13.0% to 15.0%.
5. **Discount the FCF and terminal value –** Barrington then discounted the FCF and terminal values back to the present to calculate a per-share valuation.

DISCOUNTED CASH FLOW ANALYSIS

Calculation of Free Cash Flows and Terminal Values

This analysis assumes an acquiror would accrue the cash flows generated by the acquired company over a 5-year period. Barrington used the terminal growth method to determine the terminal value of Nutrition at the end of the 5-year projection period, using terminal exit multiples ranging from 4.5x to 5.5x year 5 EBITDA.

	Year 1	Year 2	Year 3	Year 4	Year 5
Adjusted EBITDA	**$108.1**	**$110.9**	**$120.3**	**$126.5**	**$136.0**
Operating Income	**$87.4**	**$88.3**	**$95.7**	**$99.9**	**$107.4**
Less: Taxes	**$35.0**	**$35.3**	**$38.3**	**$40.0**	**$43.0**
Assumed Tax Rate on EBIT	40.0%	40.0%	40.0%	40.0%	40.0%
Earnings Before Interest, After Taxes	**$52.5**	**$53.0**	**$57.4**	**$59.9**	**$64.4**
Plus: Depreciation and Amortization	$20.6	$22.6	$24.6	$26.6	$28.6
Plus: (Increase) / Decrease in Net Investment in Working Capital	($1.0)	($2.0)	($2.3)	($2.7)	($2.4)
Less: (Capital Expenditures)	($17.0)	($17.0)	($17.0)	($17.0)	($17.0)
Free Cash Flow	**$55.0**	**$56.6**	**$62.7**	**$66.8**	**$73.6**
Calculation of Terminal Value					
Terminal Value at 4.5x					$679.9
Terminal Value at 5.0x					$747.9
Terminal Value at 5.5x					$815.9
Total Cash Flow at 4.5x	**$55.0**	**$56.6**	**$62.7**	**$66.8**	**$753.5**
Total Cash Flow at 5.0x	**$55.0**	**$56.6**	**$62.7**	**$66.8**	**$821.5**
Total Cash Flow at 5.5x	**$55.0**	**$56.6**	**$62.7**	**$66.8**	**$889.4**

Discounted Cash Flow Analysis
Calculation of Discount Rate

Calculation of Weighted Average Cost of Capital						
Debt %	Equity %	Relevered Beta[1]	Cost of Equity[2]	Cost of Debt	After-Tax	WACC
0%	100%	0.8028	12.91%	9.0%	5.4%	12.9%
10%	90%	0.8563	13.42%	9.5%	5.7%	12.6%
20%	80%	0.9232	14.06%	10.0%	6.0%	12.5%
30%	70%	1.0092	14.89%	10.5%	6.3%	12.3%
40%	60%	1.1239	15.99%	11.0%	6.6%	12.2%
50%	50%	1.2844	17.53%	11.5%	6.9%	12.2%
				Calculated WACC		12.5%

Assumptions	
Marginal Tax Rate	40.0%
Rf = Risk free rate (10 year T-bill 4/09/02)	5.20%
Rm = Market Return	14.80%
Rm-Rf = Market risk premium	9.60%

Notes

[1] Relevered Beta = Unlevered Beta * [1+(Debt*(1-tax rate) / Equity)]

[2] Re=Rf+Bl(Rm-Rf) where Re=Cost of Equity
Bl= Levered Beta
Rf = Risk free rate (based on 10 year treasury bill.)
Rm-Rf = Market risk premium

DISCOUNTED CASH FLOW ANALYSIS

Valuation Summary

Discount Rate		Terminal Value Range		
		4.5X EBITDA	5.0X EBITDA	5.5X EBITDA
13.0%	Present Value of Cash Flow Stream	$217	$217	$217
	PV of Terminal Value	332	$369	$406
	Equity Value	$650	$687	$724
	Implied Price Per Share	$18.71	$19.73	$20.75
14.0%	Present Value of Cash Flow Stream	$212	$212	$212
	PV of Terminal Value	318	353	388
	Equity Value	$630	$666	$701
	Implied Price Per Share	$18.17	$19.14	$20.12
15.0%	Present Value of Cash Flow Stream	$207	$207	$207
	PV of Terminal Value	304	338	372
	Equity Value	$611	$645	$679
	Implied Price Per Share	$17.65	$18.58	$19.51

Valuation Summary

Discount Rate	PV of Terminal Value 4.5x - 5.5x EBITDA	*Plus:* Present Value of Cash Flow Stream	Enterprise Valuation Range	Equity Value Adjustments: *Less:* Debt	Equity Value Adjustments: *Less:* Control Payments	Equity Value Adjustments: *Plus:* Excess Cash[1]	Derived Equity Valuation Range
13.0%	$332 - $406	$217	$549 - $623	$12	$13	$125	$18.71 - $20.75
14.0%	$318 - $388	$212	$530 - $600	$12	$13	$125	$18.17 - $20.12
15.0%	$304 - $372	$207	$511 - $578	$12	$13	$125	$17.65 - $19.51
Implied Valuation Range							$18.18 - $20.13

[1] Based on estimated cash balance of $225 million on June 30, 2002, less $100 million minimum operating cash required by management to adequately capitalize and operate the Company.

LEVERAGED BUYOUT ANALYSIS

Leveraged Buyout Analysis

Overview of Valuation Technique

A leveraged buyout analysis involves the acquisition or recapitalization of a company financed through a combination of senior and/or subordinated indebtedness and equity provided by a financial sponsor. The indebtedness is then serviced by the post-transaction operating cash flow of the acquired company. The purpose of the analysis is to show the various internal rates of returns achieved by equity and debt holders at a range of per-share values and to determine the range of values a financial acquiror could pay in a going-private transaction.

Barrington utilized a set of assumptions to model the internal rates of return over a range of purchase prices and exit multiples. Barrington assumed a five-year internal rate of return of 25.0% to 35.0% for an equity investor. Our assumptions were based on, among other factors, our knowledge of the current financing markets and required returns of various equity and subordinated debt investors.

Leveraged Buyout Model Projections

Management provided Barrington two sets of 5-year projections for Nutrition on a consolidated basis. Each set was comprised of a forecasted income statement for the fiscal years ending 12/31/2002 through 12/31/2005. A forecast balance sheet for December 31, 2002 was also provided.

Revenue Projections: Management provided a flat revenue case and a 6% revenue growth case. Management's projections attempted to quantify the (i) the current trends, economy and competition within each market, (ii) input from local management, (iii) the outlook of senior members of the Company's independent distributor force, (iv) the expected impact of management's initiatives, as well as to reflect the potential impact the Risk Factors may have on revenue. For the purpose of the LBO analysis, Barrington used the midpoint revenue between the two cases.

Expense Projections: Nutrition's expense projections in each case were based off a "baseline" 2001 level, with management applying certain growth rates and assumptions to the various components of the cost structure as well as assumed certain expense reductions resulting from management's various cost-cutting initiatives. Management also incorporated the incremental expenditures needed to implement its initiatives for 2002 and beyond. Barrington used the midpoint revenue between the two cases.

Balance Sheet Projections: In preparing balance sheets for 2003 through 2006, Barrington assumed similar working capital levels from the 2002 balance sheet, adjusted based on discussions with management.

A sample LBO Model assuming a purchase price of $19.50 is contained in Exhibit C.

LEVERAGED BUYOUT ANALYSIS

Assumptions

Minimum 5-Year Internal Rate of Return for Equity Investor	25.0% - 35.0%
Maximum Senior Debt	2.50x trailing 12 month EBITDA
Senior Debt Interest Rate	7.5%
Maximum Subordinated Debt	1.25x trailing 12 month EBITDA
Subordinated Debt Interest Rate	11.5%
Senior Debt Repayment Period	6 Years
Year 5 EBITDA Exit Multiple Range	4.5x – 5.5x
Transaction Costs (including Change of Control Payments)	$40.0 million
Management Equity Pool	10% of equity upside
Minimum Operating Cash	$100 million

LEVERAGED BUYOUT ANALYSIS

Valuation Matrix

Purchase Price / IRR Sensitivity Analysis						
Per Share Purchase Price	**$18.37**	**$18.92**	**$19.48**	**$17.16**	**$17.54**	**$17.92**
Equity Purchase Price	$596.9	$614.8	$633.0	$557.6	$569.9	$582.3
Net Proceeds to Option Holders	$40.6	$42.7	$44.8	$36.1	$37.5	$38.9
Uses of Funds						
Purchase of Equity	$637.5	$657.4	$677.7	$593.7	$607.4	$621.2
Minimum Working Capital Cash	$100.0	$100.0	$100.0	$100.0	$100.0	$100.0
Repayment of Existing Debt	$11.9	$11.9	$11.9	$11.9	$11.9	$11.9
Transaction Costs	$40.0	$40.0	$40.0	$40.0	$40.0	$40.0
Total	$789.4	$809.3	$829.6	$745.6	$759.3	$773.1
Sources of Funds						
Cash on Balance Sheet (projected 6/30/02)	$225.0	$225.0	$225.0	$225.0	$225.0	$225.0
Senior Bank Debt	$285.0	$285.0	$285.0	$285.0	$285.0	$285.0
Subordinated Debt	$142.5	$142.5	$142.5	$142.5	$142.5	$142.5
Purchaser Equity	$136.9	$156.8	$177.1	$93.1	$106.8	$120.6
Total	$789.4	$809.3	$829.6	$745.6	$759.3	$773.1
Equity Return Sensitivity Analysis						
Exit at 5.0x EBITDA	25.0%	21.6%	18.7%	35.0%	31.4%	28.2%
Exit at 5.5x EBITDA	28.5%	25.0%	22.0%	38.8%	35.0%	31.8%
Exit at 6.0x EBITDA	31.6%	28.1%	25.0%	42.1%	38.3%	35.0%

Valuation Summary

Barrington calculated a theoretical range of values from $17.77 to $18.70 in which the five year internal rate of return met the minimum threshold of 25.0% - 35.0% required by a typical institutional equity investor. Based on the assumptions utilized herein, the proposed Purchase Price is above the range of fair values indicated by this analysis

Valuation Summary

Return to Equity Investor	Enterprise Valuation Range (4.5 - 5.5x Exit)	Equity Value Adjustments			Derived Equity Valuation Range
		Less: Debt	*Less:* Control Payments	*Plus:* Excess Cash	
25%	$464 - $505	$12	$13	$125	$18.37 - $19.48
35%	$421 - $448	$12	$13	$125	$17.16 - $17.92
Implied Valuation Range					$17.77 - $18.70

EXHIBITS

Premium Analysis: Selected Take-Private Transactions

(Enterprise Value Between $500 MM and $1 BB; Closed Since 3/21/00)

Target Company / Acquirer	Date Announced	% Shares Acquired	Enterprise Value ($MM)	% Stock Premium Before Announce Date: 1 Trading Day	5 Trading Days	30 Trading Days
Resource Bancshares Mortgage Group Inc / NetBank Inc	11/19/01	100.0%	$ 998.6	130.4%	132.9%	126.4%
Gaylord Container Corp / Temple-Inland Inc	9/27/01	100.0%	$ 741.0	60.3%	46.3%	51.9%
Prize Energy Corp / Magnum Hunter Resources Inc	12/18/01	100.0%	$ 563.1	39.9%	48.5%	50.2%
Interlogix Inc / General Electric Co	12/18/01	100.0%	$ 953.9	33.3%	52.6%	37.9%
Wellspring Capital Management LLC / Tyco International Ltd	12/6/01	100.0%	$ 588.3	32.8%	31.8%	67.3%
Virata Corp / GlobeSpan Inc	10/1/01	100.0%	$ 557.4	26.8%	27.8%	1.4%
Prodigy Communications Corp / SBC Communications	9/21/01	100.0%	$ 673.4	87.5%	25.7%	32.0%
Arnold Industries Inc / Roadway Corp	8/22/01	100.0%	$ 503.1	4.8%	7.7%	15.9%
Isis Pharmaceuticals Inc / Lilly (Eli) & Co	8/22/01	100.0%	$ 786.8	78.6%	71.1%	50.5%
Tucker Anthony Sutro Corp / Royal Bank of Canada	8/1/01	100.0%	$ 615.7	0.2%	-12.0%	8.1%
Packard Bio Science Co / PerkinElmer Inc	7/16/01	100.0%	$ 551.8	-0.2%	1.8%	31.2%
Duramed Pharmaceuticals Inc / Barr Laboratories Inc	6/29/01	100.0%	$ 595.6	20.6%	33.2%	86.0%
Chieftain International Inc / Hunt Oil Co	6/19/01	100.0%	$ 520.2	-2.2%	-8.9%	-5.0%
Promistar Financial Corp / FNB Corp	6/14/01	100.0%	$ 562.7	27.8%	26.4%	43.9%
Remedy Corp / Peregrine Systems Inc	6/11/01	100.0%	$ 868.7	62.0%	65.6%	71.7%

Exhibit A

Supplemental Premiums Analysis Information

Premium Analysis: Selected Take-Private Transactions

(Enterprise Value Between $500 MM and $1 BB; Closed Since 3/21/00)

Target Company / Acquirer	Date Announced	% Shares Acquired		Enterprise Value ($MM)	% Stock Premium Before Announce Date: 1 Trading Day	5 Trading Days	30 Trading Days
Belco Oil & Gas Corp / Westport Resources Corp	6/9/01	100.0%	$	801.1	-20.1%	-15.5%	-5.9%
Marine Drilling Cos Inc / Pride International Inc	5/24/01	100.0%	$	803.0	-52.3%	-53.7%	-51.1%
Structural Dynamics Research Corp / Electronic Data Systems Corp	5/23/01	100.0%	$	781.8	38.6%	41.7%	71.9%
Sawtek Inc / TriQuint Semiconductor Inc	5/15/01	100.0%	$	837.7	-5.3%	-8.5%	41.7%
Aurora Biosciences Corp / Vertex Pharmaceuticals Inc	4/30/01	100.0%	$	536.4	45.4%	54.8%	60.7%
McNaughton Apparel Group Inc / Jones Apparel Group Inc	4/16/01	100.0%	$	510.0	24.8%	33.3%	42.9%
Gotham International Ltd. / Basic Capital Management Inc	4/10/01	100.0%	$	587.2	-0.0%	17.1%	-0.4%
Systematics AG / Electronic Data Systems Corp	4/2/01	100.0%	$	561.1	-3.8%	4.2%	6.0%
Genesis Exploration Ltd / Vintage Petroleum Inc	3/28/01	100.0%	$	580.3	21.6%	32.3%	37.2%
C-Cube Microsystems Inc / LSI Logic Corp	3/26/01	100.0%	$	815.3	100.9%	124.6%	55.5%
Kent Electronics Corp / Avnet Inc	3/22/01	100.0%	$	604.7	33.0%	43.8%	6.9%
Midcoast Energy Resources Inc / Enbridge Inc	3/16/01	100.0%	$	586.6	7.1%	2.9%	26.7%
Sunglass Hut International Inc / Luxottica Group SpA	2/22/01	100.0%	$	645.3	38.4%	36.3%	91.7%
SierraCities.com Inc / American Express Co	2/14/01	100.0%	$	929.7	39.9%	51.5%	188.3%
Morrison Management Specialists Inc / Compass Group PLC	2/6/01	100.0%	$	572.1	20.0%	21.2%	20.5%

Exhibit A

Supplemental Premiums Analysis Information

Premium Analysis: Selected Take-Private Transactions
(Enterprise Value Between $500 MM and $1 BB; Closed Since 3/21/00)

Target Company / Acquirer	Date Announced	% Shares Acquired	Enterprise Value ($MM)	% Stock Premium Before Announce Date: 1 Trading Day	5 Trading Days	30 Trading Days
Xircom Inc / Intel Corp	1/15/01	100.0%	$ 638.9	38.9%	56.8%	76.2%
Rollins Truck Leasing Corp / Penske Corp	1/15/01	100.0%	$ 731.6	48.6%	59.9%	89.0%
Michael Foods Inc / Private Group	12/21/00	100.0%	$ 792.3	13.6%	10.7%	12.5%
Morgan Keegan Inc / Regions Financial Corp	12/18/00	100.0%	$ 994.3	33.3%	43.0%	31.2%
Musicland Stores Corp / Best Buy Co Inc	12/7/00	100.0%	$ 624.3	22.4%	93.1%	94.9%
Objective Systems Integrators Inc / Agilent Technologies Inc	11/27/00	100.0%	$ 681.1	31.5%	79.7%	84.3%
Enhance Financial Services Group Inc / Radian Group Inc	11/14/00	100.0%	$ 777.4	-0.2%	1.6%	10.2%
CB Richard Ellis Services Inc / Private Group	11/13/00	100.0%	$ 956.2	21.9%	15.3%	30.6%
Primex Technologies Inc / General Dynamics Corp	11/9/00	100.0%	$ 503.9	3.5%	1.1%	13.4%
American Industrial Properties REIT / Developers Diversified Realty Corp	11/2/00	100.0%	$ 584.6	3.1%	12.7%	-9.2%
Fairfield Communities Inc / Cendant Corp	11/2/00	100.0%	$ 772.3	21.9%	25.5%	74.1%
Imperial Bancorp / Comerica Inc	11/1/00	100.0%	$ 914.0	14.9%	47.9%	32.2%
Fiduciary Trust Co International / Franklin Resources Inc	10/25/00	100.0%	$ 762.2	65.0%	78.0%	104.7%
Specialty Equipment Cos Inc / United Technologies Corp	10/16/00	100.0%	$ 683.6	26.1%	25.1%	11.4%
CapRock Communications Corp / McLeodUSA Inc	10/3/00	100.0%	$ 553.7	13.4%	3.8%	-17.3%

Exhibit A

Supplemental Premiums Analysis Information

Premium Analysis: Selected Take-Private Transactions

(Enterprise Value Between $500 MM and $1 BB; Closed Since 3/21/00)

Target Company / Acquirer	Date Announced	% Shares Acquired	Enterprise Value ($MM)	% Stock Premium Before Announce Date: 1 Trading Day	5 Trading Days	30 Trading Days
First Washington Realty Trust Inc / CalPERS / National Retail Partners LLC	9/28/00	100.0%	$ 693.3	25.9%	25.1%	21.5%
Acuson Corp / Siemens AG	9/27/00	100.0%	$ 689.5	46.6%	56.6%	57.2%
International Paper Co / International Flavors & Fragrances Inc	9/25/00	100.0%	$ 916.8	11.3%	11.8%	10.9%
Repap Enterprises Inc / UPM-Kymmene Oyj	8/29/00	100.0%	$ 866.3	62.5%	85.7%	116.7%
Advest Group Inc / Mony Group Inc	8/23/00	100.0%	$ 521.1	-3.1%	7.8%	35.5%
Dakota Holdings LLC / Whitman Corp	8/21/00	100.0%	$ 652.6	-20.0%	-23.1%	-3.6%
PathoGenesis Corp / Chiron Corp	8/14/00	100.0%	$ 638.5	17.6%	21.3%	48.1%
Burns International Services Corp / Securitas AB	8/6/00	100.0%	$ 569.7	62.3%	69.4%	60.0%
Catalytica Inc / DSM NV	8/2/00	100.0%	$ 777.9	10.2%	9.1%	36.3%
FCNB Corp / BB&T Corp	7/27/00	100.0%	$ 550.8	34.0%	52.2%	112.1%
Phoenix Investment Partners Ltd / Phoenix Home Life Mutual Insurance Co	7/24/00	100.0%	$ 770.1	44.0%	40.0%	69.2%
ChiRex Inc / Rhodia SA	7/24/00	100.0%	$ 601.5	55.2%	55.2%	56.7%
Detroit Diesel Corp / DaimlerChrysler AG	7/20/00	100.0%	$ 657.8	7.6%	35.3%	47.2%
Forcenergy Inc / Forest Oil Corp	7/10/00	100.0%	$ 848.8	12.8%	17.7%	25.4%
Circle International Group Inc / EGL Inc	7/8/00	100.0%	$ 518.1	23.4%	43.3%	51.2%

Exhibit A

Supplemental Premiums Analysis Information

Premium Analysis: Selected Take-Private Transactions
(Enterprise Value Between $500 MM and $1 BB; Closed Since 3/21/00)

Target Company / Acquirer	Date Announced	% Shares Acquired	Enterprise Value ($MM)	% Stock Premium Before Announce Date: 1 Trading Day	5 Trading Days	30 Trading Days
Lilly Industries Inc / Valspar Corp	6/26/00	100.0%	$ 947.4	146.5%	126.8%	130.9%
Battle Mountain Gold Co / Newmont Mining Corp	6/21/00	100.0%	$ 583.4	-8.8%	-19.2%	-23.4%
Policy Management Systems Corp / Computer Sciences Corp	6/20/00	100.0%	$ 774.2	46.3%	57.0%	-1.2%
Justin Industries Inc / Berkshire Hathaway Inc	6/20/00	100.0%	$ 594.5	23.0%	34.3%	22.2%
Buffets Inc / Caxton-Iseman Capital Inc	6/5/00	100.0%	$ 525.2	14.2%	27.3%	46.7%
Primark Corp / Thomson Corp (The)	6/5/00	100.0%	$ 989.7	31.0%	45.8%	52.7%
Wesley Jessen VisionCare Inc / Novartis AG	5/30/00	100.0%	$ 730.0	16.0%	17.1%	3.9%
Summit Technology Inc / Nestle SA	5/26/00	100.0%	$ 840.3	49.7%	56.6%	147.1%
PETCO Animal Supplies Inc / Private Group	5/17/00	100.0%	$ 568.1	49.8%	70.0%	93.3%
Newport Petroleum Corp / Hunt Oil Co	5/15/00	100.0%	$ 515.2	11.6%	17.9%	36.4%
Geon Co (The) / Hanna (MA) Co	5/8/00	100.0%	$ 706.5	-30.7%	-28.1%	-19.1%
Harbinger Corp / Peregrine Systems Inc	4/5/00	100.0%	$ 755.3	-13.4%	-35.3%	-36.2%
Castle & Cook Inc / Flexi-Van Leasing Inc	3/30/00	100.0%	$ 604.2	59.6%	54.7%	55.5%
National Discount Brokers Group Inc / Deutsche Bank AG	3/28/00	100.0%	$ 838.9	-16.9%	-1.5%	56.6%
Spyglass Inc / OpenTV Corp	3/26/00	100.0%	$ 688.5	-40.6%	-35.7%	4.8%

Exhibit A

Supplemental Premiums Analysis Information

Premium Analysis: Selected Take-Private Transactions
(Enterprise Value Between $500 MM and $1 BB; Closed Since 3/21/00)

Target Company / Acquirer	Date Announced	% Shares Acquired	Enterprise Value ($MM)		% Stock Premium Before Announce Date		
					1 Trading Day	5 Trading Days	30 Trading Days
Homestead Village Inc / Security Capital Group Inc	3/23/00	100.0%	$	958.4	77.5%	55.9%	49.1%
Varco International Inc / Tuboscope Inc	3/22/00	100.0%	$	952.5	4.3%	15.2%	56.8%
Mean			$	701.9	26.7%	31.9%	43.1%
Median			$	681.1	23.0%	31.8%	41.7%
Min			$	503.1	-62.3%	-63.7%	-61.1%
Max			$	998.6	146.5%	132.9%	188.3%
Nutrition Transaction Premium	04/09/02	100.0%	$	678.0	28.7%	36.9%	45.0%

Exhibit B

Market America, Inc. (OTC: MARK)

Market America, Inc. (OTC: MARK)
(Dollars in thousands, except per share data)

Market Capitalization	4/9/02
Common Shares Outstanding	19,420
Price Per Share	$7.80
Total Market Capitalization	$151,476
Debt and Preferred Stock Outstanding	1,568
Less: Cash & Equivalents	(77,462)
Enterprise Value	$75,582

Book Capitalization	1/31/02
Total Common Equity	$91,154
Short-Term Debt	87
Long-Term Debt	1,551
Preferred Stock	0
Less: Cash & Equivalents	(77,462)
Total Book Capitalization	$15,670
Debt / Total Capitalization	2.1%

Last Twelve Months Operating Results	1/31/02
Revenue	$152,188
EBITDA	30,639
EBITDA Margin	20.1%
EBIT	$29,340
EBIT Margin	19.3%
Net Income	$21,682
Net Income¹ Margin	14.2%
Earnings Per Share (EPS)	$1.12
EPS FY 2001 | Proj. FY 2002	1.04 | na

Compound Annual Growth	2-Year	3-Year
Revenue	12.0%	16.5%
EBITDA	10.2%	13.5%
EBIT	8.8%	12.9%
EPS	21.0%	24.4%

¹ Net income is adjusted to exclude nonrecurring items.
na = Not Available; NM = Not Meaningful; NA = Not Applicable

Business Description

Market America, Inc. markets and distributes consumer-oriented products and services, including household cleaning products, flower arrangements, dietary and nutritional supplements, vitamins, personal care products and various marketing support materials. The company utilizes a distribution system that combines traditional franchising and network distribution systems, creating a one-to-one marketing model that utilizes the synchronization concepts of branding.

Historical Operating Results

	FY 1998	FY 1999	FY 2000	FY 2001
Revenue	$87,531.0	$110,247.8	$125,565.3	$138,513.7
EBITDA	$17,500.9	$21,205.6	$25,333.0	$25,900.0
EBITDA Margin	20.0%	19.3%	19.4%	18.7%
EBIT	$17,335.4	$21,076.8	$25,294.7	$24,928.8
EBIT Margin	19.8%	19.1%	19.0%	18.0%
Net Income	$10,840.5	$14,191.0	$17,750.9	$20,212.4
Net Income¹ Margin	12.4%	12.9%	13.1%	14.6%
Earnings Per Share (EPS)	$0.54	$0.71	$0.89	$1.04

Historical and Projected Valuation Multiples

Price / LTM EPS	3.5x
Price / EPS FY 2001	3.8x
Price / Projected EPS FY 2002	na
Enterprise Value / LTM Revenue	0.5x
Enterprise Value / LTM EBITDA	2.5x
Enterprise Value / EBITDA FY 2001	2.9x
Enterprise Value / Projected EBITDA FY 2002	na
Market Capitalization / Tangible Book Value	1.7x
Enterprise Value / Total Book Capitalization	4.8x

5-Year Stock Performance



1-Year Stock Performance



3-Month Stock Performance



Exhibit B

Natrol, Inc. (NYSE: NTOL)

Natrol, Inc. (NYSE: NTOL)
(Dollars in thousands, except per share data)

Market Capitalization	4/9/02
Common Shares Outstanding	12,793
Price Per Share	$1.60
Total Market Capitalization	$20,469
Debt and Preferred Stock Outstanding	8,351
Less: Cash & Equivalents	(5,495)
Enterprise Value	$23,325

Book Capitalization	12/31/01
Total Common Equity	$42,640
Short-Term Debt	277
Long-Term Debt	8,083
Preferred Stock	0
Less: Cash & Equivalents	(5,495)
Total Book Capitalization	$45,515
Debt / Total Capitalization	16.4%

Last Twelve Months Operating Results	12/31/01
Revenue	$76,161
EBITDA	4,657
EBITDA Margin	6.1%
EBIT	$990
EBIT Margin	1.3%
Net Income	($8,340)
Net Income Margin	NM
Earnings Per Share ("EPS")	($0.65)
EPS FY 2001 | Proj. FY 2002	-1.59 | na

Compound Annual Growth	2-Year	5-Year
Revenue	-3.4%	8.7%
EBITDA	-47.2%	-29.6%
EBIT	-73.8%	-56.5%
EPS	na	na

Net Income is adjusted to exclude nonrecurring items.
na = Not Available; NM = Not Meaningful; NA = Not Applicable

Business Description

Natrol manufactures and markets a variety of health-related products, including dietary supplements, herbal teas, nutraceutical ingredients, and sports nutrition products. Under the Natrol name, the company sells its dietary supplements to supermarkets, drug and retail chains and health food stores throughout the U.S. Its herbal teas are marketed under the Laci Le Beau brand name. Subsidiary Prolab Nutrition makes sports nutrition products. The company makes most of its almost 150 products at its California facility.

Historical Operating Results

	FY 1998	FY 1999	FY 2000	FY 2001
Revenue	$68,203.6	$81,589.9	$87,080.2	$76,161.0
EBITDA	$13,340.6	$16,670.1	($2,712.0)	$4,657.0
EBITDA Margin	19.6%	20.4%	(3.1%)	6.1%
EBIT	$11,924.5	$14,282.3	($6,364.0)	$990.0
EBIT Margin	17.5%	17.5%	(7.3%)	1.3%
Net Income	$7,515.6	$9,188.1	($5,216.2)	($8,340.0)
Net Income Margin	11.0%	11.3%	(6.0%)	(20.7%)
Earnings Per Share ("EPS")	$0.63	$0.67	($0.39)	($0.65)

Historical and Projected Valuation Multiples

Price / LTM EPS	NM
Price / EPS FY 2001	(1.0x)
Price / Projected EPS FY 2002	na
Enterprise Value / LTM Revenue	0.3x
Enterprise Value / LTM EBITDA	5.0x
Enterprise Value / EBITDA FY 2001	5.0x
Enterprise Value / Projected EBITDA FY 2002	na
Market Capitalization / Tangible Book Value	0.7x
Enterprise Value / Total Book Capitalization	0.5x

5-Year Stock Performance



1-Year Stock Performance



3-Month Stock Performance



Exhibit B

Nature's Sunshine Products, Inc. (NASDAQ: NATR)

Nature's Sunshine Products, Inc. (NASDAQ: NATR)
(Dollars in thousands, except per share data)

Market Capitalization	4/9/02
Common Shares Outstanding	15,270
Price Per Share	$10.15
Total Market Capitalization	$155,029
Debt and Preferred Stock Outstanding	0
Less: Cash & Equivalents	(42,756)
Enterprise Value	$112,263

Book Capitalization	12/31/01
Total Common Equity	$95,798
Short-Term Debt	0
Long-Term Debt	0
Preferred Stock	0
Less: Cash & Equivalents	(42,756)
Total Book Capitalization	$53,042
Debt / Total Capitalization	0.0%

Last Twelve Months Operating Results	12/31/01
Revenue	$318,722
EBITDA	30,725
EBITDA Margin	9.6%
EBIT	$23,898
EBIT Margin	7.5%
Net Income	$16,659
Net Income Margin	5.2%
Earnings Per Share (EPS)	$0.99
EPS FY 2001 | Proj. FY 2002	0.99 | 1.05

Compound Annual Growth	2-Year	3-Year
Revenue	4.0%	1.9%
EBITDA	-3.8%	-9.1%
EBIT	-6.1%	-12.8%
EPS	-0.5%	-7.5%

Net Income is adjusted to exclude nonrecurring items.
na = Not Available; NM = Not Meaningful; NA = Not Applicable

Business Description

Nature's Sunshine Products, Inc., together with its subsidiaries, is primarily engaged in the manufacturing and marketing of nutritional and personal care products. The company's line of over 500 products includes herbal products, vitamins, mineral supplements and homeopathic products. The company sells its products worldwide to a sales force of independent distributors who use the products themselves or resell them to other distributors or consumers.

Historical Operating Results

	FY 1998	FY 1999	FY 2000	FY 2001
Revenue	$301,868.0	$294,779.0	$314,820.0	$318,722.0
EBITDA	$40,879.0	$33,110.0	$33,554.0	$30,725.0
EBITDA Margin	13.6%	11.2%	10.7%	9.6%
EBIT	$36,067.0	$27,110.0	$26,628.0	$23,898.0
EBIT Margin	12.0%	9.2%	8.5%	7.5%
Net Income	$23,278.0	$17,796.0	$17,131.0	$16,659.0
Net Income Margin	7.7%	6.0%	5.4%	5.2%
Earnings Per Share (EPS)	$1.25	$1.00	$1.02	$0.99

Historical and Projected Valuation Multiples

Price / LTM EPS	7.4x
Price / EPS FY 2001	7.4x
Price / Projected EPS FY 2002	7.1x
Enterprise Value / LTM Revenue	0.4x
Enterprise Value / LTM EBITDA	4.0x
Enterprise Value / EBITDA FY 2001	4.0x
Enterprise Value / Projected EBITDA FY 2002	na
Market Capitalization / Tangible Book Value	1.5x
Enterprise Value / Total Book Capitalization	2.3x

5-Year Stock Performance



1-Year Stock Performance



3-Month Stock Performance



Exhibit B

NBTY, Inc. (NASDAQ: NBTY)

NBTY, Inc. (NASDAQ: NBTY)
(Dollars in thousands, except per share data)

Market Capitalization	4/9/02
Common Shares Outstanding	65,850
Price Per Share	$17.50
Total Market Capitalization	$1,1[illegible]
Debt and Preferred Stock Outstanding	263,362
Less: Cash & Equivalents	(39,610)
Enterprise Value	$1,[illegible]

Book Capitalization	12/31/01
Total Common Equity	$311,873
Short-Term Debt	34,709
Long-Term Debt	228,653
Preferred Stock	0
Less: Cash & Equivalents	(39,610)
Total Book Capitalization	$535,625
Debt / Total Capitalization	45.8%

Last Twelve Months Operating Results	12/31/01
Revenue	$855,159
EBITDA	151,267
EBITDA Margin	17.7%
EBIT	$106,760
EBIT Margin	12.4%
Net Income	$52,450
Net Income (1) Margin	6.1%
Earnings Per Share (EPS)	$0.80
EPS FY 2001 | Proj. FY 2002	0.52 | 0.71

Compound Annual Growth	2-Year	5-Year
Revenue	13.1%	12.1%
EBITDA	16.4%	9.5%
EBIT	13.1%	3.5%
EPS	15.7%	3.5%

(1) Net income is adjusted to exclude nonrecurring items.
na = Not Available; NM = Not Meaningful; NA = Not Applicable

Business Description

NBTY is a vertically integrated manufacturer, marketer and retailer of a broad line of high quality, value-priced nutritional supplements in the United States, the United Kingdom and internationally. Under a number of brands, the Company offers approximately 1,500 products, including vitamins, minerals, herbs, amino acids, sports nutrition products, diet aids and other nutritional supplements. NBTY markets its multi-branded products through a four channel distribution system comprised of: puritan.com/direct response, retail stores, wholesale distribution and through a network marketing program through its Dynamic Essentials subsidiary.

Historical Operating Results

	FY 1998	FY 1999	FY 2000	FY 2001
Revenue	$572,124.0	$630,894.0	$720,856.0	$806,856.0
EBITDA	$101,321.0	$99,146.0	$124,220.0	$132,945.0
EBITDA Margin	17.7%	15.6%	16.8%	16.5%
EBIT	$78,439.0	$68,111.0	$94,808.0	$87,093.0
EBIT Margin	13.7%	10.0%	13.2%	10.8%
Net Income	$40,995.8	$30,250.2	$50,001.4	$41,525.0
Net Income (1) Margin	[illegible]	4.8%	7.1%	5.2%
Earnings Per Share (EPS)	$0.59	$0.43	$0.72	$0.62

Historical and Projected Valuation Multiples

Price / LTM EPS	26.8x
Price / EPS FY 2001	33.5x
Price / Projected EPS FY 2002	30.1x
Enterprise Value / LTM Revenue	1.6x
Enterprise Value / LTM EBITDA	9.3x
Enterprise Value / EBITDA FY 2001	10.6x
Enterprise Value / Projected EBITDA FY 2002	na
Market Capitalization / Tangible Book Value	9.6x
Enterprise Value / Total Book Capitalization	2.6x

5-Year Stock Performance



1-Year Stock Performance



3-Month Stock Performance



Exhibit B

Nu Skin Enterprises, Inc. (NYSE: NUS)

Nu Skin Enterprises, Inc. (NYSE: NUS)
(Dollars in thousands, except per share data)

Market Capitalization	4/9/02
Common Shares Outstanding	82,410
Price Per Share	$10.70
Total Market Capitalization	$881,787
Debt and Preferred Stock Outstanding	73,718
Less: Cash & Equivalents	(75,923)
Enterprise Value	$879,582

Book Capitalization	12/31/01
Total Common Equity	$379,890
Short-Term Debt	0
Long-Term Debt	73,718
Preferred Stock	0
Less: Cash & Equivalents	(75,923)
Total Book Capitalization	$377,685
Debt / Total Capitalization	16.3%

Last Twelve Months Operating Results	12/31/01
Revenue	$885,621
EBITDA	103,907
EBITDA Margin	11.7%
EBIT	$71,491
EBIT Margin	8.1%
Net Income	$50,313
Net Income¹ Margin	5.7%
Earnings Per Share ("EPS")	$0.60
EPS FY 2001 | Proj. FY 2002	0.595 | 0.68

Compound Annual Growth	2-Year	3-Year
Revenue	-0.5%	-1.0%
EBITDA	-20.2%	-21.0%
EBIT	-25.8%	-25.1%
EPS	-22.2%	-20.5%

¹ Net Income is adjusted to exclude nonrecurring items.
na = Not Available; NM = Not Meaningful; NA = Not Applicable

Business Description

Nu Skin Enterprises is a global direct selling company that develops and distributes premium-quality personal care and nutritional products. The company currently operates in 31 countries throughout Asia, North and South America and Europe. The company has a network of approximately 500,000 active distributors located throughout its markets that purchase products for resale to consumers and for personal consumption. Nu Skin Enterprises currently has three operating divisions: Nu Skin, which offers personal care products; Pharmanex, which offers nutritional supplements; and Big Planet, which offers technology, internet and telecommunications products and services.

Historical Operating Results

	FY 1998	FY 1999	FY 2000	FY 2001
Revenue	$913,494.0	$894,249.0	$879,758.0	$885,621.0
EBITDA	$210,030.0	$153,064.0	$130,015.0	$103,907.0
EBITDA Margin	23.1%	15.2%	14.8%	11.7%
EBIT	$159,839.0	$129,847.0	$90,413.0	$71,491.0
EBIT Margin	17.0%	14.6%	10.3%	8.1%
Net Income	$112,077.0	$86,594.0	$61,700.0	$50,313.0
Net Income¹ Margin	12.4%	9.7%	7.0%	5.7%
Earnings Per Share ("EPS")	$1.28	$0.99	$0.72	$0.60

Historical and Projected Valuation Multiples

Price / LTM EPS	17.9x
Price / EPS FY 2001	17.5x
Price / Projected EPS FY 2002	15.4x
Enterprise Value / LTM Revenue	1.0x
Enterprise Value / LTM EBITDA	8.5x
Enterprise Value / EBITDA FY 2001	8.5x
Enterprise Value / Projected EBITDA FY 2002	na
Market Capitalization / Tangible Book Value	2.3x
Enterprise Value / Total Book Capitalization	2.3x

5-Year Stock Performance



1-Year Stock Performance



3-Month Stock Performance



Exhibit B

Nutraceutical International Corporation (NASDAQ: NUTR)

Nutraceutical International Corporation (NASDAQ: NUTR)
(Dollars in thousands, except per share data)

Market Capitalization	4/9/02
Common Shares Outstanding	11,090
Price Per Share	$6.71
Total Market Capitalization	$74,414
Debt and Preferred Stock Outstanding	23,500
Less: Cash & Equivalents	(1,598)
Enterprise Value	$96,316

Book Capitalization	12/31/01
Total Common Equity	$32,425
Short-Term Debt	0
Long-Term Debt	23,500
Preferred Stock	0
Less: Cash & Equivalents	(1,598)
Total Book Capitalization	$54,327
Debt / Total Capitalization	42.0%

Last Twelve Months Operating Results	12/31/01
Revenue	$102,716
EBITDA	21,526
EBITDA Margin	21.0%
EBIT	$15,457
EBIT Margin	15.1%
Net Income	$8,015
Net Income[1] Margin	NM
Earnings Per Share ("EPS")	$0.74
EPS FY 2001 | Proj. FY 2002	0.64 | na

Compound Annual Growth	5-Year	3-Year
Revenue	1.9%	-0.4%
EBITDA	9.1%	1.2%
EBIT	12.8%	-0.4%
EPS	23.4%	5.4%

[1] Net Income is adjusted to exclude non-recurring items.
na - Not Available; NM - Not Meaningful; NA - Not Applicable

Business Description

Nutraceutical International and its subsidiaries manufacture and market quality branded nutritional supplements sold to health food stores. The company sells its branded products under the Solaray, KAL, NaturalMax, VegLife, Premier One, Solar Green and Natural Sport brand names directly to health food stores in the United States. The Action Labs product line is sold to distributors and health food stores in the United States. Internationally, the company sells its branded products primarily to distributors and retailers. In addition to branded products, the company manufactures bulk materials for use in its own products and for sale to other manufacturers and marketers of nutritional supplements under the tradenames Monarch Nutritional Laboratories and Great Basin Botanicals.

Historical Operating Results

	FY 1998	FY 1999	FY 2000	FY 2001
Revenue	$104,688.0	$105,809.0	$105,813.0	$107,880.0
EBITDA	$19,878.0	$17,255.0	$18,522.0	$20,953.0
EBITDA Margin	19.0%	16.2%	17.3%	19.4%
EBIT	$14,314.0	$11,126.0	$12,242.0	$14,158.0
EBIT Margin	13.7%	10.4%	11.5%	13.7%
Net Income[1]	$6,380.0	$5,273.0	$5,501.0	$7,011.0
Net Income[1] Margin	2.6%	4.0%	5.2%	6.5%
Earnings Per Share ("EPS")	$0.55	$0.42	$0.46	$0.64

Historical and Projected Valuation Multiples

Price / LTM EPS	9.1x
Price / EPS FY 2001	10.7x
Price / Projected EPS FY 2002	na
Enterprise Value / LTM Revenue	0.9x
Enterprise Value / LTM EBITDA	4.5x
Enterprise Value / EBITDA FY 2001	4.7x
Enterprise Value / Projected EBITDA FY 2002	na
Market Capitalization / Tangible Book Value	2.3x
Enterprise Value / Total Book Capitalization	1.8x

5-Year Stock Performance



1-Year Stock Performance



3-Month Stock Performance



Exhibit B

USANA Health Sciences, Inc. (NASDAQ: USNA)

USANA Health Sciences, Inc. (NASDAQ: USNA)

(Dollars in thousands, except per share data)

Market Capitalization	4/9/02
Common Shares Outstanding	9,706
Price Per Share	$1.26
Total Market Capitalization	$12,230
Debt and Preferred Stock Outstanding	12,098
Less: Cash & Equivalents	(2,465)
Enterprise Value	$21,863

Book Capitalization	12/31/01
Total Common Equity	$14,527
Short-Term Debt	6,098
Long-Term Debt	6,000
Preferred Stock	0
Less: Cash & Equivalents	(2,465)
Total Book Capitalization	$24,160
Debt / Total Capitalization	45.4%

Last Twelve Months Operating Results	12/31/01
Revenue	$114,280
EBITDA	8,316
EBITDA Margin	7.3%
EBIT	$4,200
EBIT Margin	3.7%
Net Income	$2,155
Net Income¹ Margin	1.9%
Earnings Per Share ("EPS")	$0.23
EPS FY 2001 | Proj. FY 2002	0.23 | 0.2[illegible]

Compound Annual Growth	2-Year	3-Year
Revenue	-7.8%	-3.8%
EBITDA	-33.0%	-23.5%
EBIT	-45.3%	-34.5%
EPS	-41.9%	-30.3%

¹ Net Income is adjusted to exclude nonrecurring items.
na = Not Available; NM = Not Meaningful; NA = Not Applicable

Business Description

USANA Health Sciences, Inc., formerly known as USANA, Inc., develops and manufactures nutritional, personal care and weight management products. The company distributes its products through a network marketing system. As of January 1, 2000, the Company had approximately 110,000 current associates in the United States, Canada, Australia, New Zealand, Hong Kong and the United Kingdom.

Historical Operating Results

	FY 1998	FY 1999	FY 2000	FY 2001
Revenue	$128,291.0	$134,312.0	$123,180.0	$114,280.0
EBITDA	$18,[illegible].0	$18,203.0	$9,641.0	$8,316.0
EBITDA Margin	14.7%	13.5%	7.8%	7.3%
EBIT	$16,226.0	$14,014.0	$5,456.0	$4,200.0
EBIT Margin	12.7%	10.4%	4.4%	3.7%
Net Income	$9,485.0	$6,541.0	$2,867.0	$2,155.0
Net Income¹ Margin	7.4%	4.9%	2.3%	1.9%
Earnings Per Share ("EPS")	$0.68	$0.58	$0.29	$0.23

Historical and Projected Valuation Multiples

Price / LTM EPS	9.9x
Price / EPS FY 2001	9.9x
Price / Projected EPS FY 2002	11.3x
Enterprise Value / LTM Revenue	0.2x
Enterprise Value / LTM EBITDA	2.6x
Enterprise Value / EBITDA FY 2001	2.6x
Enterprise Value / Projected EBITDA FY 2002	nm
Market Capitalization / Tangible Book Value	0.8x
Enterprise Value / Total Book Capitalization	0.9x

5-Year Stock Performance



1-Year Stock Performance



3-Month Stock Performance



Exhibit B

Weider Nutrition International, Inc. (NYSE: WNI)

Weider Nutrition International, Inc. (NYSE: WNI)
(Dollars in thousands, except per share data)

Market Capitalization	4/9/02
Common Shares Outstanding	26,250
Price Per Share	$1.75
Total Market Capitalization	$45,938
Debt and Preferred Stock Outstanding	56,727
Less: Cash & Equivalents	(2,070)
Enterprise Value	$100,595

Book Capitalization	2/28/02
Total Common Equity	$79,751
Short-Term Debt	21,960
Long-Term Debt	34,767
Preferred Stock	0
Less: Cash & Equivalents	(2,070)
Total Book Capitalization	$134,418
Debt / Total Capitalization	41.6%

Last Twelve Months Operating Results	2/28/02
Revenue	$336,736
EBITDA	22,698
EBITDA Margin	6.7%
EBIT	$11,674
EBIT Margin	3.5%
Net Income	($3,064)
Net Income[1] Margin	*NM*
Earnings Per Share ("EPS")	($0.12)
EPS FY 2001 | Proj. FY 2002	0.01 | na

Compound Annual Growth	2-Year	5-Year
Revenue	2.5%	12.1%
EBITDA	-3.4%	-16.8%
EBIT	7.1%	-30.6%
EPS	na	-73.9%

[1] Net Income is adjusted to exclude nonrecurring items.
na = Not Available; NM = Not Meaningful; NA = Not Applicable

Business Description

Weider Nutrition International develops, manufactures, markets, distributes and sells branded and private label vitamins, nutritional supplements and sports nutrition products in the United States and throughout the world. The company offers a broad range of capsules and tablets, powdered drink mixes, bottled beverages and nutrition bars consisting of approximately 875 stock keeping units domestically and internationally. The company has a portfolio of recognized brands, including Schiff, Weider, American Body Building, Tiger's Milk, Multipower And Multaben that are primarily marketed through mass market, health food store and health club and gym distribution channels. The company also markets a line of sportswear in Europe, primarily in Germany, under the Venice Beach brand.

Historical Operating Results

	FY 1998	FY 1999	FY 2000	FY 2001
Revenue	$250,542.0	$285,498.0	$354,668.0	$352,759.0
EBITDA	$36,301.0	$22,308.0	$28,773.0	$20,695.0
EBITDA Margin	14.5%	6.7%	7.0%	5.8%
EBIT	$28,305.0	$8,253.0	$17,781.0	$9,474.0
EBIT Margin	11.3%	2.9%	4.9%	2.7%
Net Income	$14,244.6	($1,404.0)	$3,653.0	($1,542.0)
Net Income[1] Margin	5.6%	0.0%	0.3%	0.7%
Earnings Per Share ("EPS")	$0.57	($0.06)	$0.14	($0.07)

Historical and Projected Valuation Multiples

Price / LTM EPS	NM
Price / EPS FY 2001	175.8x
Price / Projected EPS FY 2002	na
Enterprise Value / LTM Revenue	0.3x
Enterprise Value / LTM EBITDA	4.4x
Enterprise Value / EBITDA FY 2001	4.8x
Enterprise Value / Projected EBITDA FY 2002	na
Market Capitalization / Tangible Book Value	1.1x
Enterprise Value / Total Book Capitalization	0.7x

5-Year Stock Performance



1-Year Stock Performance



3-Month Stock Performance



Exhibit C

Leveraged Buyout Model Projections Assumptions

Pro Forma Fiscal Years Ending December 31	2002 P	2003 P	2004 P	2005 P	2006 P
Income Statement Assumptions					
Retail Sales Growth	2.9%	3.1%	3.2%	3.3%	3.3%
Distributor Allowance (% of Retail Sales)	46.7%	46.7%	46.7%	46.6%	46.6%
Cost of Goods Sold (%)	14.4%	14.8%	15.0%	15.2%	15.2%
Royalty Overrides (%)	21.5%	21.5%	21.5%	21.5%	21.5%
MD&A as % of Retail Sales	20.3%	19.8%	19.6%	19.7%	19.0%
Effective Tax Rate[1]	60.0%	60.0%	60.0%	60.0%	60.0%
Balance Sheet Assumptions ($ millions)					
Interest Rate Earned on Cash	2.0%	2.0%	2.0%	2.0%	2.0%
Accounts Receivable Days	6.1	6.1	6.1	6.1	6.1
Inventory Days	64.0	64.0	64.0	64.0	64.0
Other Assets (% of Retail Sales)	2.6%	2.6%	2.6%	2.6%	2.6%
Accounts Payable Days	32.9	32.9	32.9	32.9	32.9
Royalty Overrides Payable (% of Retail Sales)	3.0%	3.0%	3.0%	3.0%	3.0%
Accrued Expenses (% of Retail Sales)	2.6%	4.7%	4.2%	3.8%	3.5%
Capital Expenditures	$17.0	$17.0	$17.0	$17.0	$17.0
Debt Assumptions ($ millions)					
Senior Term Debt Balance	$232.8	$208.3	$171.5	$122.5	$81.3
Senior Debt Interest Rate	7.5%	7.5%	7.5%	7.5%	7.5%
Subordinated Debt Balance	$142.5	$142.5	$142.5	$142.5	$142.5
Subordinated Debt Interest Rate	11.6%	11.6%	11.6%	11.6%	11.6%

[1] Based on discussions with Nutrition management, Barrington understands that the Company's current tax structure limits its ability to deduct interest paid through its U.S. operating entity, causing a higher effective tax rate in when placing leverage on the Company.

Exhibit C

Leveraged Buyout Model Projected Income Statement

Fiscal Years Ending December 31,	2001	2002 P	2003 P	2004 P	2005 P	2006 P
Total Gross Sales	**$1,656.2**	**$1,704.1**	**$1,756.7**	**$1,812.4**	**$1,871.5**	**$1,934.1**
Distributor Allowances	($774.5)	($796.3)	($819.8)	($846.8)	($873.3)	($902.4)
Freight/ P&H Recovered	$138.5	$142.9	$147.3	$151.5	$157.0	$162.1
Net Sales	**$1,020.1**	**$1,051.7**	**$1,084.2**	**$1,118.1**	**$1,155.2**	**$1,193.8**
Cost of Goods Sold	$241.6	$234.1	$241.3	$260.7	$262.4	$271.3
Royalty Overrides	$355.2	$300.9	$378.2	$390.2	$403.0	$410.5
Gross Profit	**$423.4**	**$450.7**	**$464.7**	**$477.2**	**$489.9**	**$506.1**
Costs and Expenses						
Corporate Expenses	$327.1	$342.4	$353.8	$357.0	$363.4	$370.1
Depreciation & Amortization	$18.1	$23.7	$28.9	$30.9	$32.9	$34.9
Total Costs and Expenses	**$345.2**	**$366.1**	**$382.6**	**$387.8**	**$396.2**	**$405.0**
Adjusted Operating Income	**$78.2**	**$84.6**	**$82.0**	**$89.4**	**$93.6**	**$101.1**
Operating Margin	*7.7%*	*8.0%*	*7.6%*	*8.0%*	*8.1%*	*8.5%*
Other Income (Expenses)						
Interest Income	$3.4	$1.5	$2.2	$2.2	$2.0	$1.6
Interest Expense	$0.0	($36.4)	($34.3)	($32.0)	($28.8)	($24.7)
Minority Interest	($0.7)	($0.3)	$0.0	$0.0	$0.0	$0.0
Total Other Income (Expenses)	**($6.7)**	**($35.2)**	**($32.2)**	**($29.8)**	**($26.8)**	**($23.1)**
Pre-Tax Income	**$71.4**	**$49.4**	**$49.9**	**$59.6**	**$66.8**	**$78.0**
Provision for Income Taxes	$28.9	$29.6	$29.9	$35.7	$40.1	$46.8
Effective Tax Rate	*40.4%*	*60.0%*	*60.0%*	*60.0%*	*60.0%*	*60.0%*
Net Income	**$42.6**	**$19.8**	**$19.9**	**$23.8**	**$26.7**	**$31.2**
Net Income Margin	*4.2%*	*1.9%*	*1.8%*	*2.1%*	*2.3%*	*2.6%*
Adjusted EBITDA	**$96.3**	**$108.4**	**$110.9**	**$120.3**	**$126.5**	**$136.0**
Adjusted EBITDA Margin	*9.4%*	*10.3%*	*10.2%*	*10.8%*	*11.0%*	*11.4%*

Exhibit C

Leveraged Buyout Model Projected Balance Sheet

Fiscal Years Ending December 31,	December 2001 A	Opening	December 2002 P	December 2003 P	December 2004 P	December 2005 P	December 2006 P
Assets							
Current Assets							
Cash and Equivalents	$201.2	$100.0	$72.3	$73.7	$67.3	$62.8	$36.4
Accounts Receivable	$27.0	$27.0	$28.4	$29.3	$30.2	$31.2	$32.2
Inventory	$72.2	$65.0	$53.8	$55.5	$57.6	$60.3	$62.4
Prepaids and Other Current Assets	$42.1	$42.1	$43.3	$44.7	$40.1	$47.0	$49.2
Total Current Assets	**$343.1**	**$234.7**	**$197.9**	**$203.2**	**$201.3**	**$192.0**	**$180.2**
Property, Plant, and Equipment, Net	**$60.7**	**$70.0**	**$66.4**	**$60.8**	**$53.2**	**$43.6**	**$32.0**
Other Assets							
Existing Intangibles	$3.5	$2.8	$2.5	$2.0	$1.4	$0.8	$0.3
Goodwill	$0.0	$380.2	$380.2	$380.2	$380.2	$380.2	$380.2
Capitalized Transaction Costs	$0.0	$40.0	$37.1	$31.4	$25.7	$20.0	$14.3
Other Assets	$63.0	$63.7	$63.7	$63.7	$63.7	$63.7	$63.7
Total Other Assets	**$66.5**	**$486.7**	**$483.6**	**$477.3**	**$471.0**	**$464.8**	**$458.5**
Total Assets	**$470.3**	**$791.5**	**$747.9**	**$741.3**	**$725.5**	**$700.3**	**$670.7**
Liabilities and Stockholders' Equity							
Current Liabilities							
Accounts Payable and Accruals	$19.8	$25.0	$21.1	$21.7	$22.6	$23.6	$24.4
Royalty Overrides	$58.2	$67.0	$66.2	$68.3	$70.5	$72.8	$75.2
Other Accrued Expenses	$105.9	$89.4	$87.4	$82.7	$76.8	$70.5	$67.7
Dividends Payable	$4.7	$4.7	$0.0	$0.0	$0.0	$0.0	$0.0
Total Current Liabilities	**$197.1**	**$186.1**	**$174.7**	**$172.5**	**$169.9**	**$166.9**	**$167.3**
Working Capital Revolver	$0.0	$40.0	$0.0	$0.0	$0.0	$0.0	$0.0
New Senior Debt	$0.0	$245.0	$232.8	$208.3	$171.5	$122.5	$61.3
New Subordinated Debt	$0.0	$142.5	$142.5	$142.5	$142.5	$142.5	$142.5
Total Liabilities	**$209.4**	**$613.6**	**$550.3**	**$523.7**	**$484.2**	**$432.2**	**$371.3**
Total Stockholders' Equity	**$260.9**	**$177.9**	**$197.6**	**$217.6**	**$241.4**	**$268.1**	**$299.3**
Total Liabilities and Stockholders' Equity	**$470.3**	**$791.5**	**$747.9**	**$741.3**	**$725.5**	**$700.3**	**$670.7**

Exhibit C

Leveraged Buyout Model Projected Cash Flow Statement

Fiscal Years Ending December 31,	2002 P	2003 P	2004 P	2005 P	2006 P
Cash Flow from Operating Activities					
Net Income	**$19.8**	**$19.9**	**$23.8**	**$26.7**	**$31.2**
Adjustments to Reconcile Net Income to Net Cash					
Depreciation & Amortization	$23.7	$28.9	$30.9	$32.9	$34.9
Minority Interest	$0.3	$0.0	$0.0	$0.0	$0.0
Change in Net Working Capital	($2.2)	($5.0)	($7.3)	($8.1)	($4.3)
Net Cash Flow from Operating Activities	**$41.6**	**$42.9**	**$47.4**	**$51.5**	**$61.8**
Cash Flow from Investing Activities					
Capital Expenditures	($17.0)	($17.0)	($17.0)	($17.0)	($17.0)
Net Cash Flow from Investing Activities	**($17.0)**	**($17.0)**	**($17.0)**	**($17.0)**	**($17.0)**
Cash Flow from Financing Activities					
Increase (Decrease) Senior Debt	($12.3)	($24.5)	($36.8)	($49.0)	($61.3)
Working Capital Revolver Borrowings (Repayments)	($40.0)	$0.0	$0.0	$0.0	$0.0
Increase (Decrease) in Subordinated Debt	$0.0	$0.0	$0.0	$0.0	$0.0
Net Cash Flow from Financing Activities	**($52.3)**	**($24.5)**	**($36.8)**	**($49.0)**	**($61.3)**
Net Increase (Decrease) in Cash & Equivalents	**($27.7)**	**$1.4**	**($6.4)**	**($14.5)**	**($16.5)**
Cash and Equivalents at Beginning of Year	$100.0	$72.3	$73.7	$67.3	$52.8
Cash and Equivalents at End of Year	**$72.3**	**$73.7**	**$67.3**	**$52.8**	**$36.4**

Exhibit D

Financials – Historical Income Statements

Fiscal Years Ending December 31,	1997	1998	1999	2000	2001
Gross Sales					
Americas	$394.1	$471.1	$541.2	$615.7	$520.2
Europe	$453.1	$483.1	$469.4	$421.2	$459.5
Asia / Pacific Rim	$643.4	$690.7	$782.8	$727.9	$676.5
Total Gross Sales	**$1,490.7**	**$1,644.0**	**$1,793.4**	**$1,764.0**	**$1,656.2**
Distributor Allowances	($788.2)	($778.2)	($837.2)	($819.9)	($774.5)
P&H / Freight Recovered					$138.5
Net Sales	**$702.5**	**$866.6**	**$956.2**	**$944.1**	**$1,020.2**
Cost of Goods Sold	$125.1	$230.8	$246.6	$250.8	$241.6
Royalty Overrides	$233.9	$250.9	$277.4	$265.1	$355.2
Gross Profit	**$343.5**	**$384.9**	**$432.2**	**$428.2**	**$423.4**
Costs and Expenses					
MBSA Expenses	$246.3	$290.6	$325.5	$342.1	$327.1
Depreciation & Amortization	$11.2	$16.0	$14.1	$15.7	$18.1
Total Costs and Expenses	**$257.5**	**$306.6**	**$339.6**	**$357.8**	**$345.2**
Operating Income	**$86.0**	**$78.3**	**$92.6**	**$70.4**	**$78.2**
Operating Margin	*5.8%*	*4.8%*	*5.2%*	*4.0%*	*4.7%*
Other Non-Recurring Income (Expenses)	$0.0	$0.0	$0.0	($9.5)	($9.1)
Interest Income	$4.0	$2.5	$1.8	$2.4	$3.4
Minority Interest	$1.0	($1.2)	($1.1)	($1.1)	($0.7)
Total Other Income (Expenses)	**$5.0**	**$1.3**	**$0.7**	**($8.2)**	**($6.5)**
Provision for Income Taxes	$34.9	$31.1	$36.3	$25.3	$28.9
Net Income	**$56.2**	**$48.5**	**$56.9**	**$36.9**	**$42.6**
Net Income Margin	*3.8%*	*3.0%*	*3.2%*	*2.1%*	*2.6%*
Adjusted EBITDA[2]	**$97.3**	**$94.3**	**$106.7**	**$86.1**	**$96.3**
Adjusted EBITDA Margin	*6.5%*	*5.7%*	*5.9%*	*4.9%*	*5.8%*

[1] Nutrition changed its method for accounting for Postage, Handling and Freight income in the first quarter of 2001. Prior to the accounting change, such income was net against royalty payments and MBSA expenses.

[2] EBITDA for the Fiscal Years ended 12/31/00 and 12/31/01 have been adjusted to account for nonrecurring expenses of $9.5 million for nonrecurring buyout transaction expenses, and $9.4 million nonrecurring severance expenses, respectively.

Exhibit D

Financials – Historical Balance Sheets

Fiscal Years Ending December 31,	1997	1998	1999	2000	2001
Assets					
Current Assets					
Cash and Equivalents	$122.7	$105.9	$139.4	$201.2	$159.0
Accounts Receivable	$46.0	$44.5	$30.3	$37.6	$36.7
Inventory	$71.6	$90.1	$101.6	$72.2	$100.0
Prepaids and Other Current Assets	$27.7	$30.6	$32.8	$42.1	$46.5
Total Current Assets	**$268.0**	**$278.0**	**$304.1**	**$343.1**	**$332.2**
Property, Plant, and Equipment, Net	**$29.7**	**$37.4**	**$55.7**	**$60.7**	**$64.7**
Other Assets					
Intangibles	$3.6	$3.3	$3.1	$3.5	$2.8
Goodwill	$0.0	$0.0	$0.0	$0.0	$0.0
Capitalized Transaction Costs	$0.0	$0.0	$0.0	$0.0	$0.0
Other Assets	$13.4	$29.4	$52.9	$63.0	$47.4
Total Other Assets	**$16.9**	**$32.7**	**$56.1**	**$66.5**	**$50.2**
Total Assets	**$314.6**	**$348.2**	**$415.8**	**$470.3**	**$447.1**
Liabilities and Stockholders' Equity					
Current Liabilities					
Accounts Payable and Accruals	$12.7	$15.0	$22.0	$19.8	$16.9
Royalty Overrides	$56.6	$58.4	$64.3	$69.2	$67.4
Income Taxes Payable	$9.0	$22.1	$0.4	$8.5	$0.0
Other Accrued Expenses	$57.0	$55.1	$67.9	$106.9	$63.4
Dividends Payable	$4.0	$4.3	$4.3	$4.7	$4.4
Current Portion of LTD	$1.4	$2.6	$6.2	$8.4	$8.4
Total Current Liabilities	**$142.0**	**$157.4**	**$171.0**	**$205.5**	**$152.5**
Deferred Liabilities	$18.0	$24.3	$34.6	$0.0	$44.3
Total Stockholders' Equity	**$154.7**	**$163.8**	**$206.6**	**$260.9**	**$247.1**
Total Liabilities and Stockholders' Equity	**$314.6**	**$348.2**	**$415.8**	**$468.1**	**$447.1**

Exhibit D

Management Projections – Growth Case

Fiscal Years Ending December 31,	2002	2003	2004	2005
Total Gross Sales	**$1,752.0**	**$1,857.1**	**$1,968.5**	**$2,086.7**
Distributor Allowances	($816.1)	($865.1)	($917.0)	($972.0)
P&H / Freight Recovered	$147.2	$156.1	$164.4	$175.4
Net Sales	**$1,083.1**	**$1,148.1**	**$1,215.9**	**$1,290.1**
Cost of Goods Sold	$240.7	$255.1	$273.8	$297.2
Royalty Overrides	$378.5	$401.2	$425.2	$450.7
Gross Profit	**$463.9**	**$491.8**	**$516.9**	**$542.2**
MD&A Expenses	$365.9	$391.4	$402.5	$416.7
Total Costs and Expenses	**$365.9**	**$391.4**	**$402.5**	**$407.2**
Operating Income	**$98.0**	**$100.4**	**$114.4**	**$135.0**
Operating Margin	*5.6%*	*5.4%*	*5.8%*	*6.5%*
Other Non-Recurring Income (Expenses)	$0.0	$0.0	$0.0	($9.5)
Interest Income	$2.4	$2.4	$2.4	$2.4
Minority Interest	($0.6)	($0.6)	($0.6)	($0.6)
Total Other Income (Expenses)	**$1.8**	**$1.8**	**$1.8**	**($7.7)**
Provision for Income Taxes	$40.1	$40.4	$46.6	$48.7
Net Income	**$57.9**	**$60.0**	**$68.8**	**$86.3**
Net Income Margin	*3.3%*	*3.2%*	*3.5%*	*4.1%*
EBITDA	**$121.0**	**$123.5**	**$138.5**	**$148.4**
EBITDA Margin	*11.2%*	*10.8%*	*11.4%*	*11.5%*

Exhibit D

Management Projections – Flat Sales Case

Fiscal Years Ending December 31,	2002	2003	2004	2005
Gross Sales				
Total Gross Sales	**$1,656.2**	**$1,656.2**	**$1,656.2**	**$1,656.2**
Distributor Allowances	($774.5)	($774.5)	($774.5)	($774.5)
P&H / Freight Recovered	$138.5	$138.5	$138.5	$138.5
Net Sales	**$1,020.2**	**$1,020.2**	**$1,020.2**	**$1,020.2**
Cost of Goods Sold	$227.5	$227.5	$227.5	$227.5
Royalty Overrides	$355.2	$355.2	$355.2	$355.2
Gross Profit	**$437.5**	**$437.5**	**$437.5**	**$437.5**
MD&A Expenses	$360.0	$357.3	$352.6	$351.2
Total Costs and Expenses	**$360.0**	**$357.3**	**$352.6**	**$341.7**
Operating Income	**$77.5**	**$80.2**	**$84.9**	**$95.8**
Operating Margin	*4.7%*	*4.8%*	*5.1%*	*5.8%*
Other Non-Recuring Income (Expenses)	$0.0	$0.0	$0.0	($9.5)
Interest Income	$2.4	$2.4	$2.4	$2.4
Minority Interest	($0.6)	($0.6)	($0.6)	($0.6)
Total Other Income (Expenses)	**$1.8**	**$1.8**	**$1.8**	**($7.7)**
Provision for Income Taxes	$40.1	$40.4	$45.6	$48.7
Net Income	**$37.4**	**$39.8**	**$39.3**	**$47.1**
Net Income Margin	*2.3%*	*2.4%*	*2.4%*	*2.8%*
EBITDA	**$98.0**	**$100.7**	**$105.4**	**$106.8**
EBITDA Margin	*9.6%*	*9.9%*	*10.3%*	*10.5%*